Exhibit 4.1
Consulting Agreement of David Lewis

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, dated July 18, 2006 (this “Agreement”), between NOVASTAR RESOURCES, LTD., a Nevada corporation (“Company”) and DAVID LEWIS, an individual (“Consultant”). For the purposes of this Agreement, either of the above shall be referred to as a “Party” and collectively as the “Parties”.

Company desires to retain Consultant to perform the Services (as defined below) and Consultant desires to perform the Services for Company, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto intending to be legally bound hereby agree as follows:

1.    Appointment of Consultant. Company hereby appoints Consultant and Consultant hereby agrees to render services to Company to assist Company with its business strategy, management and corporate expansion goals.

2.    Services. Subject to the terms of this Agreement, Consultant agrees to act as a consultant on behalf of Company and will render strategic and financial advisory services (the “Services”) on a non-exclusive basis as outlined below:

•	Assist Company in developing a business strategy.

•	Assist Company in developing an acquisition strategy and structure.

•	Assist Company in performing due diligence.

•	Assist Company in analyzing relevant financial and operating data.

•	Assist Company in preparing a projection model, and other financial models.

•	Assist Company in connection with investor relations.

•	Other services as mutually agreed to by Company and Consultant.

3.    Term. The term (“Term”) of this Agreement shall commence on the date first written above and shall expire twelve (12) months thereafter; provided, however, that this Agreement may be extended for additional periods of one (1) year with the mutual consent of the parties hereto. Notwithstanding the foregoing, this Agreement may be terminated by either party, with or without cause, at any time following upon sixty (60) days written notice to that effect to the other party.

4.    Compensation.

(a)    For the services rendered and performed by Consultant during the term of this Agreement, Company shall, as soon as practicable after the date hereof: pay to Consultant a total of Two Hundred and Fifty Thousand (250,000) shares of Company’s Common Stock (the “Fee”). These shares will be restricted stock and Company’s transfer agent will be instructed to imprint a standard restrictive legend that refers to transfer restrictions under the Securities Act of 1933, as amended and to impose stop transfer restrictions against the shares.

(b)    Upon termination of this Agreement for any reason, Consultant expressly understands and agrees that Company’ sole obligation shall be to pay Consultant the Fee.

(c)    Reimbursement of any reasonable travel expenses, if any, shall be made according to Company’ corporate policy. Consultant shall be reimbursed for other reasonable and necessary expenses actually incurred or paid by Consultant during the term or any extension thereof in the performance of the Services within twenty (20) business days of the submission and approval by Company of expense statements, vouchers, or other supporting information reasonably acceptable to Company.

5.    Termination. Consultant’s engagement hereunder shall terminate at the end of the Term or any extension thereof as set forth in Section 3 hereof or sooner upon the occurrence of any of the following events:

(a)    The termination of Consultant hereunder by Company at its option, for any reason or no reason, to be exercised by sixty (60) days’ written notice from Company to Consultant.

(b)    The incapacity or death of Consultant.

(c)    Upon delivery of written notice by Company to Consultant, if Consultant materially breaches this Agreement; provided that the Company gives Consultant a description of the material breach and at least twenty (20) days to cure such breach.

6.    Confidentiality. Consultant will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the Term of this Agreement, any trade secrets or other information designated as confidential by Company which is acquired by Consultant in the course of performing services hereunder. Any financial advice rendered by Consultant pursuant to this Consulting Agreement may not be disclosed in any manner without the prior written approval of Company.

7.    Independent Contractor. Consultant and Company hereby acknowledge that Consultant is an independent contractor. Consultant shall not hold itself out as, nor shall it take any action from which others might infer that it is an agent of or a joint venture of Company. All taxes and other expenses are also responsibility of Consultant.

8.    Work For Hire.

(a)    The parties acknowledge and agree that all rights, including without limitation ownership, patent and copyright, in any software, materials, reports (including, without limitation, report books, reference materials and other literature relating to Company’ products or services or otherwise related to the Services), memoranda, graphics, logos or other work product prepared by Consultant pursuant to the terms of this Agreement, or otherwise for Company (hereinafter the “Work Product”) vest in Company. The parties expressly acknowledge that the Work Product was specially ordered or commissioned by Company and further agree that it shall be considered a “Work Made for Hire” within the meaning of the copyright laws of the United States and that Company is entitled, as sole author, to the copyright and all other rights therein, throughout the world, including but not limited to, the right to make such changes therein and such uses thereof, as it may determine in its sole and absolute discretion. If, for any reason, the Work Product is not considered a “work made for hire” under the copyright laws of the United States as aforesaid, then Consultant hereby grants and assigns to Company, its successors and assigns, all of Consultant’s right, title and interest in the Work Product, including, but not limited to, the copyright therein throughout the world (and any renewal, extension or reversion copyright now or hereafter provided), and all other rights therein of any nature whatsoever, whether now known or hereafter devised including, but not limited to, the right to make changes therein, and such uses thereof, as Company may determine in its absolute discretion. Consultant also agrees to keep necessary records, made alone or with others during the course of performing Services pursuant to this Agreement, and agrees to furnish Company, upon request, with all such records.

(b)    If Company is unable, after reasonable effort, to secure Consultant’s signature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to a Work Product, whether because of Consultant’s physical or mental incapacity or for any other reason whatsoever, Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Consultant.

9.    Proprietary Information

(a)    For purposes of this Agreement, “proprietary information” means information relating to the business of Company or any affiliated or subsidiary entity and shall include (but shall not be limited to) information encompassed in all Work Product, specifications, drawings, graphics, logos, designs, computer programs, source code, object code, models, methodologies, algorithms, user documentation, plans, formulas, proposals, marketing and sale plans, financial information, costs, pricing information, customer information, and all methods, concepts or ideas in or reasonably related to the business of Company or information of customers or clients of Company which Company is required to maintain as confidential.

(b)    Consultant agrees to regard and preserve as confidential, all proprietary information, whether or not it has such information in writing, other physical or magnetic form or such information is contained in Consultant’s memory or the memory of any of Consultant’s agents or employees. Consultant shall not, without written authority from Company to do so, directly or indirectly, use for the benefit or purpose, nor disclose to any other person or entity, either during the term of Consultant’s engagement hereunder or thereafter, except as required by the conditions of Consultant’s engagement hereunder, any proprietary information.

(c)    Consultant shall not disclose any reports, recommendations, conclusions or other results of the Services or the existence or the subject matter of this contract without the prior written consent of Company. In Consultant’s performance hereunder, Consultant shall comply with all legal obligations Consultant may now or hereafter have regarding the information or other property of any other person, firm or corporation.

(d)    The foregoing obligations of this Paragraph shall not apply to any part of the information that (i) has been disclosed in publicly available sources of information, (ii) is, through no fault of Consultant, hereafter disclosed in publicly available sources of information, (iii) can be demonstrated to Company’ satisfaction that it is now in the possession of Consultant without any obligation of confidentiality, or (iv) has been or is hereafter lawfully disclosed to Consultant by a third party, but only to the extent that the use or disclosure thereof has been or is rightfully authorized by that third party.

10.    Injunctive Relief. Consultant acknowledges that the injury to Company resulting from any violation by Consultant of any of the covenants contained in this Agreement will be of such a character that Company cannot be adequately compensated by money damages, and, accordingly, Company may, in addition to pursuing its other remedies, obtain an injunction from any such violation; and no bond or other security shall be required in connection with such injunction.

11.    Entire Agreement/Modification/Survival. This Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the Parties. This Agreement is non-exclusive and cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all Parties. The terms and conditions of Paragraphs 7, 9, 10, 11 and 12 hereof shall survive the termination of this Agreement or completion of the Services as the case may be.

12.    Assignment. Consultant shall be the primary provider of the Services and Consultant shall not assign this Agreement or delegate Consultant’s duties hereunder and shall not subcontract any of the Services to be performed hereunder without the prior written consent of Company.

13.    Governing Law. This Agreement shall be governed by the laws of the State of New York without reference to the conflict of law principles thereof. In the event of any dispute as to the Terms of this Consulting Agreement, the prevailing Party in any litigation shall be entitled to reasonable attorney's fees.

14.    Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or seven business days after deposit in the United States Postal Service, by (a) advance copy by fax, (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties thereunto entitled at the addresses specified on the signature page hereto, or at such other addresses as a Party may designate by ten days advance written notice to each of the other Parties at the addresses above and to the attention of the persons that have signed below.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Consulting Agreement with full authority as of the date first above written.

COMPANY:

NOVASTAR RESOURCES, LTD.

/s/ Seth Grae
Seth Grae
President

CONSULTANT:

/s/ David Lewis
David Lewis